EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) dated as of June 23, 2023, is entered into by and among Evil Empire Designs, Inc., a Nevada corporation (“Evil Empire Designs”), Trendmark Industries, Inc., Wisconsin corporation (“Trendmark”), and the shareholders of Trendmark listed on Schedule 1 to this Agreement (each, a “Shareholder” and, collectively, the “Shareholders”).

RECITALS

A. The Shareholders own the number of shares of capital stock of Trendmark (the “Shares”) set forth opposite each Shareholder’s name on Schedule 1, which Shares collectively constitute all of the issued and outstanding shares of capital stock in Trendmark.

B. Evil Empire Designs desires to purchase from the Shareholders, and the Shareholders desire to sell to Evil Empire Designs, the Shares in exchange for shares of Evil Empire Designs Common Stock, all on the terms and subject to the conditions set forth in this Agreement (the “Exchange”).

D. As a result of the Exchange, Evil Empire Designs will become the sole shareholder of Trendmark.

E. Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.

AGREEMENT

In consideration of the agreements, provisions and covenants set forth below, Evil Empire Designs, Trendmark and the Shareholders, hereby agree as follows:

ARTICLE I.

EXCHANGE OF SHARES

1.1 Agreement to Sell.

Upon the terms and subject to all of the conditions contained herein, each of the Shareholders hereby agrees to sell, assign, transfer and deliver to Evil Empire Designs, and Evil Empire Designs hereby agrees to purchase and accept from each of the Shareholders, on the Closing Date, the Shares.

1.2 Purchase Price.

As full consideration for the sale, assignment, transfer and delivery of the Shares by the Shareholders to Evil Empire Designs, and upon the terms and subject to all of the conditions contained herein, Evil Empire Designs shall issue to the Shareholders an aggregate of 10,000,000 shares of Evil Empire Designs common stock (the “Acquisition Shares”) on a pro rata basis based upon their respective beneficial ownership interest in Trendmark, as certified by the President of Trendmark, at the Closing.

1.3 Mechanics of Exchange.

(a) At the Closing, each Shareholder shall be entitled to surrender the certificate or certificates that immediately prior to the Closing represented the Trendmark Shares of Common Stock (the “Certificates”) to the exchange agent designated by Evil Empire Designs in exchange for the Acquisition Shares.

(b) Promptly after the Closing, Evil Empire Designs or its designated exchange agent shall make available to each Shareholder a letter of transmittal and instructions for use in effecting the surrender of Certificates in exchange for the Acquisition Shares. Upon surrender of a Certificate to such exchange agent together with the letter of transmittal, duly executed, the Shareholder shall be entitled to receive in exchange therefore such number of Acquisition Shares as such Shareholder has the right to receive in respect of the Certificate so surrendered pursuant to the provisions of this Article I.

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1.4 No Fractional Shares.

No fraction of a share of Evil Empire Designs Common Stock shall be issued in the Exchange. In lieu of fractional shares, the Shareholders upon surrender of their Certificates as set forth in Section 1.3 shall be issued that number of shares of common stock resulting by rounding up to the nearest whole number of shares of Acquisition Shares that each such Shareholder shall receive as a result of the Exchange.

1.5 Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m., Pacific Standard Time, at the principal administrative offices of Evil Empire Designs, or at a location mutually agreement upon by Evil Empire Designs and Trendmark, on or before July 1, 2023 (the “Closing Date”); provided, however, that if all of the other conditions set forth in articles VI and VII hereof are not satisfied or waived, unless this agreement has been terminated under Section 9 hereof, or at such date, the Closing Date shall be the business day following the day on which all such conditions have been satisfied or waived, or at such other date, time and place as Evil Empire Designs, Trendmark and the Shareholders shall agree.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF TRENDMARK

Except as set forth in the Disclosure Schedule, consisting of information about Trendmark provided by Trendmark to Evil Empire Designs in connection with this Agreement (the “Trendmark Disclosure Schedule”), each of Trendmark and the Shareholders represents and warrants jointly and severally to Evil Empire Designs as follows:

2.1 Organization and Qualification.

Trendmark is duly incorporated, validly and in good standing existing under the laws of Wisconsin, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be in good standing or to have such governmental licenses, authorizations, consents and approvals will not, in the aggregate, either (i) have a Material Adverse Effect on the business, assets or financial condition of Trendmark, or (ii) impair the ability of Trendmark to perform its material obligations under this Agreement. Trendmark is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased requires such qualification, licensing or domestication, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect. Set forth as part of the Trendmark Disclosure Schedule is a list of those jurisdictions in which each of Trendmark presently conducts its business, owns, holds and operates its properties and assets.

2.2 Subsidiaries.

Trendmark does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. Trendmark does not have any direct or indirect interests of stock ownership or otherwise in any corporation, partnership, joint venture, firm, association or business enterprise, and is not party to any agreement to acquire such an interest.

2.3 Articles of Incorporation and Bylaws.

The copies of the charter document and corporate governance document of Trendmark (collectively, the “Organizational Documents”) that have been delivered to Evil Empire Designs prior to the execution of this Agreement are true and complete and have not been amended or repealed. Trendmark is not in violation or breach of any of the provisions of the Organizational Documents, except for such violations or breaches which, in the aggregate, will not have a Material Adverse Effect on Trendmark.

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2.4 Authorization and Validity of this Agreement.

This Agreement and each of the Transaction Agreements constitute the legal, valid and binding obligation of each person or entity who is a party thereto (other than Evil Empire Designs), enforceable against each such person or entity in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. Each Trendmark shareholder has all requisite legal capacity to execute and deliver this Agreement and the Transaction Agreements to which he or she is a party, and to perform its, his or her obligations hereunder and thereunder. The execution and delivery by each of Trendmark and each of the Shareholders of this Agreement and the Transaction Agreements (to the extent either is a party thereto), and the consummation of the transactions contemplated herein and therein (the “Transactions”) have been authorized by all necessary corporate or other action on the part of Trendmark and each of the Shareholders. This Agreement and the Transaction Agreements have been duly executed and delivered by the parties thereto (other than Evil Empire Designs).

2.5 No Violation.

Neither the execution nor delivery of this Agreement or the Transaction Agreements, nor the consummation or performance of any of the Transactions by Trendmark or the Shareholders will directly or indirectly:

(i) violate or conflict with any provision of the Organizational Documents of Trendmark; (B) result in (with or without notice or lapse of time) a violation or breach of, or conflict with or constitute a default or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or require notice under, any agreement, promissory note, lease, instrument or arrangement to which Trendmark or any of its assets are bound or result in the creation of any Liens upon Trendmark or any of its assets; (C) violate any order, writ, judgment, injunction, ruling, award or decree of any Governmental Body; (“Governmental Body”); (D) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation that relates to the Shareholders or Trendmark or any of the assets of Trendmark; or (E) result in cancellation, modification, revocation or suspension of any permits, licenses, registrations, consents, approvals, authorizations or certificates issued or granted by any Governmental Body which are held by or granted to the Shareholders or Trendmark or which are necessary for the conduct of Trendmark’s business; or

(ii) to the knowledge of Trendmark or any of the Shareholders, cause Trendmark to become subject to, or to become liable for the payment of, any Tax (as hereinafter defined) or cause any of the assets owned by Trendmark to be reassessed or revalued by any taxing authority or other Governmental Body.

None of Trendmark or the Shareholders is or will be required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization (a “Consent”) from any person or entity (including, without limitation, any Governmental Body) in connection with (i) the execution and delivery of this Agreement or any of the Transaction Agreements, or (ii) the consummation or performance of any of the Transactions.

2.6 Capitalization and Related Matters.

(a) Capitalization. Trendmark has issued and outstanding ten thousand (10,000) shares of common stock. Except as set forth in the preceding sentence, no other class of capital stock or other security of Trendmark is authorized, issued, reserved for issuance or outstanding. The Shareholders, as of the Closing Date, are the lawful, record and beneficial owners of the number of Trendmark Shares of Common Stock set forth opposite each Seller’s name on Schedule 1 attached hereto. The Shareholders have, as of the date hereof and as of the Closing Date, valid and marketable title to their respective Shares, free and clear of all Liens (including, without limitation, any claims of spouses under applicable community property laws) and are the lawful, record and beneficial owners of all of the Shares. Except as is issued to and held by the Shareholders or Trendmark, no other class of capital stock or other security of Trendmark, as applicable, is authorized, issued, reserved for issuance or outstanding. At the Closing, Evil Empire Designs will be vested with good and marketable title to the Shares, free and clear of all Liens (including, without limitation, any claims of spouses under applicable community property laws). No legend or other reference to any purported Lien appears upon any certificate representing the Shares. Each of the Shares has been duly authorized and validly issued and is fully paid and nonassessable. None of the outstanding capital or other securities of Trendmark was issued, redeemed or repurchased in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other securities or “blue sky” laws.

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(b) No Redemption Requirements. There are no authorized or outstanding options, warrants, equity securities, calls, rights, commitments or agreements of any character by which Trendmark or any of the Shareholders is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of Trendmark. There are no outstanding contractual obligations (contingent or otherwise) of Trendmark to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Trendmark or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

2.7 Compliance with Laws and Other Instruments.

Except as would not have a Material Adverse Effect, the business and operations of Trendmark has been and are being conducted in accordance with all applicable foreign, federal, provincial and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities. There are no permits, bonuses, registrations, consents, approvals, authorizations, certificates, or any waiver of the foregoing, which are required to be issued or granted by a Governmental Body for the conduct of the Business as presently conducted or the ownership of the assets of Trendmark. Except as would not have a Material Adverse Effect, Trendmark is not, and has not received notice alleging that it is, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which Trendmark is a party or by which any of Trendmark’s properties, assets or rights are bound or affected. To the knowledge of Trendmark, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which Trendmark is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. Trendmark is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of Trendmark, any event or circumstance relating to Trendmark that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits Trendmark from entering into this Agreement and the Transaction Agreements or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement, the Transaction Agreements or the consummation of the Transactions contemplated hereby or thereby.

2.8 Certain Proceedings.

There are no outstanding or pending preceding that has been commenced against or involving Trendmark or any of its assets and, to the knowledge of Trendmark and the Shareholders, no matters of the foregoing nature are contemplated or threatened. None of Trendmark or the Shareholders have been charged with, and is not threatened with, or under any investigation with respect to, any allegation concerning any violation of any provision of any federal, provincial, local or foreign law, regulation, ordinance, order or administrative ruling, and is not in default with respect to any order, writ, injunction or decree of any Governmental Body.

2.9 No Brokers or Finders.

None of Trendmark, the Shareholders, or any officer, director, independent contractor, consultant, agent or employee of Trendmark has agreed to pay, or has taken any action that will result in any person or entity becoming obligated to pay or entitled to receive, any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions. Trendmark and the Shareholders shall jointly and severally indemnify and hold Evil Empire Designs harmless against any liability or expense arising out of, or in connection with, any such claim.

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2.10 Title to and Condition of Properties.

Trendmark has good, valid and marketable title to all of its properties and assets (whether real, personal or mixed, and whether tangible or intangible) reflected as owned in its books and records, free and clear of all Liens. Trendmark owns or holds under valid leases or other rights to use all real property, plants, machinery, equipment and all assets necessary for the conduct of its business as presently conducted, except where the failure to own or hold such property, plants, machinery, equipment and assets would not have a Material Adverse Effect on Trendmark. No Person other than Trendmark owns or has any right to the use or possession of the assets used in Trendmark’s business. The material buildings, plants, machinery and equipment necessary for the conduct of the business of Trendmark as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put or would be put in the Ordinary Course of Business, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

2.11 Absence of Undisclosed Liabilities.

Trendmark has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether asserted or unasserted, whether due or to become due, whether or not known to Trendmark) arising out of any transaction entered into prior to the Closing Date or any act or omission prior to the Closing Date which individually or taken together would constitute a Material Adverse Effect on Trendmark and have no debt, obligation or liability to each other or any of the Shareholders or their affiliates, except to the extent specifically set forth on or reserved against on the Balance Sheet of Trendmark.

The financial statements are consistent with the books and records of Trendmark and fairly present in all material respects the financial condition, assets and liabilities of Trendmark, as applicable, taken as a whole, as of the dates and periods indicated, and were prepared in accordance with GAAP (except as otherwise indicated therein or in the notes thereto).

2.12 Changes.

Trendmark has not, since its formation:

(a) Ordinary Course of Business. Conducted its business or entered into any transaction other than in the Ordinary Course of Business, except for this Agreement.

(b) Adverse Changes. Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects which would have a Material Adverse Effect;

(c) Loans. Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the Ordinary Course of Business;

(d) Compensation and Bonuses. Made any payments of any bonuses or compensation other than regular salary payments, or increase in the salaries, or payment on any of its debts in the Ordinary Course of Business, to any of its shareholders, directors, officers, employees, independent contractors or consultants or entry into by it of any employment, severance, or similar contract with any director, officer, or employee, independent contractor or consultant; Adopted, or increased in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of its employees;

(e) Liens. Created or permitted to exist any Lien on any of its properties or assets other than Permitted Liens;

(f) Capital Stock. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; changed its authorized or issued capital stock; granted any stock option or right to purchase shares of its capital stock; issued any security convertible into any of its capital stock; granted any registration rights with respect to shares of its capital stock; purchased, redeemed, retired, or otherwise acquired any shares of its capital stock; declared or paid any dividend or other distribution or payment in respect of shares of capital stock of any other entity;

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(g) Dividends. Declared, set aside, made or paid any dividend or other distribution to any of its shareholders;

(h) Material Contracts. Terminated or modified any of its Material Contract except for termination upon expiration in accordance with the terms of such agreements, a description of which is included in the Trendmark’s Disclosure Schedule;

(i) Claims. Released, waived or cancelled any claims or rights relating to or affecting Trendmark in excess of $1,000 in the aggregate or instituted or settled any Proceeding involving in excess of $10,000 in the aggregate;

(j) Discharged Liabilities. Paid, discharged, cancelled, waived or satisfied any claim, obligation or liability in excess of $1,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the Ordinary Course of Business;

(k) Indebtedness. Created, incurred, assumed or otherwise become liable for any Indebtedness or commit to any endeavor involving a commitment in excess of $1,000 in the aggregate, other than contractual obligations incurred in the Ordinary Course of Business;

(l) Guarantees. Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

(m) Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

(n) Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

(o) Agreements. Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

2.13 Material Contracts.

Trendmark has delivered to Evil Empire Designs, prior to the date of this Agreement, true, correct and complete copies of each of its Material Contracts.

(a) No Defaults. The Material Contracts of Trendmark are valid and binding agreements of Trendmark, as applicable, and are in full force and effect and are enforceable in accordance with their terms. Except as would not have a Material Adverse Effect, Trendmark is not in breach or default of any of its Material Contracts to which it is a party and, to the knowledge of Trendmark, no other party to any of its Material Contracts is in breach or default thereof. Except as would not have a Material Adverse Effect, no event has occurred or circumstance has existed that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any of its Material Contracts or (b) permit Trendmark or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any of its Material Contracts. Trendmark has not received any notice and has no knowledge of any pending or threatened cancellation, revocation or termination of any of its Material Contracts to which it is a party, and there are no renegotiations of, or attempts to renegotiate.

2.14 Tax Returns and Audits.

(a) Tax Returns. (a) All material Tax Returns required to be filed by or on behalf of Trendmark have been timely filed and all such Tax Returns were (at the time they were filed) and are true, correct and complete in all material respects; (b) all Taxes of Trendmark required to have been paid (whether or not reflected on any Tax Return) have been fully and timely paid, except those Taxes which are presently being contested in good faith or for which an adequate reserve for the payment of such Taxes has been established on Trendmark’s balance sheet; (c) no waivers of statutes of limitation have been given or requested with respect to Trendmark in connection with any Tax Returns covering Trendmark or with respect to any Taxes payable by it; (d) no Governmental Body in a jurisdiction where Trendmark does not file Tax Returns has made a claim, assertion or threat to Trendmark that Trendmark is or may be subject to taxation by such jurisdiction; (e) Trendmark has duly and timely collected or withheld, paid over and reported to the appropriate Governmental Body all amounts required to be so collected or withheld for all periods under all applicable laws; (f) there are no Liens with respect to Taxes on the property or assets of Trendmark other than Permitted Liens; (g) there are no Tax rulings, requests for rulings, or closing agreements relating to Trendmark for any period (or portion of a period) that would affect any period after the date hereof; and (h) any adjustment of Taxes of Trendmark made by a Governmental Body in any examination that Trendmark is required to report to the appropriate provincial, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid. No state of fact exists or has existed which would constitute ground for the assessment of any tax liability by any Governmental Body. All Tax Returns filed by Trendmark are true, correct and complete.

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(b) No Adjustments, Changes. Neither Trendmark nor any other Person on behalf of Trendmark (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of provincial, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of provincial, local or foreign law.

(c) No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of or Tax Return filed or required to be filed by Trendmark, nor is any such claim or dispute pending or contemplated. Trendmark has made available to Evil Empire Designs true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed or asserted against or agreed to by Trendmark since its formation and any and all correspondence with respect to the foregoing. Trendmark does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Body in connection with any Tax matter.

(d) No Tax Allocation, Sharing. Trendmark is not a party to any Tax allocation or sharing agreement. Trendmark (a) has not been a member of a Tax Group filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of provincial, local or foreign law), and (b) does not have any liability for Taxes for any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of provincial, local or foreign law) as a transferee or successor, by contract or otherwise.

2.15 Material Assets.

The financial statements of Trendmark reflect the material properties and assets (real and personal) owned or leased by them.

2.16 Insurance Coverage.

Trendmark has no insurance or general liability policies maintained by Trendmark on its properties and assets.

2.17 Litigation; Orders.

There is no Proceeding (whether federal, provincial, local or foreign) pending or, to the knowledge of Trendmark, threatened or appealable against or affecting Trendmark or any of its properties, assets, business or employees. To the knowledge of Trendmark, there is no fact that might result in or form the basis for any such Proceeding. Trendmark is not subject to any Orders and has not received any written opinion or memorandum or legal advice from their legal counsel to the effect that Trendmark is exposed, from a legal standpoint, to any liability which would be material to its business. Trendmark is not engaged in any legal action to recover monies due it or for damages sustained by any of them.

2.18 Licenses.

Except as would not have a Material Adverse Effect, Trendmark possesses from the appropriate Governmental Body all licenses, permits, authorizations, approvals, franchises and rights that are necessary for it to engage in its business as currently conducted and to permit it to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “PERMITS”). Except as would not have a Material Adverse Effect, Trendmark has not received any written notice from any Governmental Body or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for Trendmark to engage in its business as currently conducted and to permit Trendmark to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. Except as would not have a Material Adverse Effect, the Permits are valid and in full force and effect. Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit. Trendmark has not received any written notice from any Governmental Body or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Permit. All applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Persons. All Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

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2.19 Interested party Transactions.

No officer, director or shareholder of Trendmark or any Affiliate, Related Person or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, either directly or indirectly, (1) has an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by Trendmark, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish Trendmark any goods or services; (2) has a beneficial interest in any contract or agreement to which Trendmark is a party or by which it may be bound or affected; or (3) is a party to any material agreements, contracts or commitments in effect as of the date hereof with Trendmark. “Related Person” means: (i) with respect to a particular individual, the individual’s immediate family which shall include the individual’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law; and (ii) with respect to a specified individual or entity, any entity or individual that, directly or indirectly, controls, is controlled by, or is under common control with such specified entity or individual.

2.20 Governmental Inquiries.

Trendmark has made available to Evil Empire Designs a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by Trendmark from (and the response of Trendmark thereto), and each material written statement, report or other document filed by Trendmark with, any Governmental Body since its formation.

2.21 Bank Accounts and Safe Deposit Boxes.

The Trendmark Disclosure Schedule discloses the title and number of each bank or other deposit or financial account, and each lock box and safety deposit box used by Trendmark, the financial institution at which that account or box is maintained and the names of the persons authorized to draw against the account or otherwise have access to the account or box, as the case may be.

2.22 Intellectual Property.

Any Intellectual Property Trendmark uses in its business as presently conducted is owned by Trendmark or properly licensed.

2.23 Stock Option Plans; Employee Benefits.

(a) Trendmark does not have any employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided to Trendmark. Trendmark has no commitment, whether formal or informal and whether legally binding or not, to create any additional plan, arrangement or practice similar to the Approved Plans.

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2.24 Employee Matters.

(a) No former or current employee of Trendmark is a party to, or is otherwise bound by, any agreement or arrangement (including, without limitation, any confidentiality, non-competition or proprietary rights agreement) that in any way adversely affected, affects, or will affect (i) the performance of his, her or its duties to Trendmark, or (ii) the ability of Trendmark to conduct its business.

(b) Trendmark has no employees, directors, officers, consultants, independent contractors, representatives or agents whose contract of employment or engagement cannot be terminated by three months’ notice. (c) Trendmark is not required or obligated to pay, and since its formation, have not paid any moneys to or for the benefit of, any director, officer, employee, consultant, independent contractor, representative or agent of Trendmark. (d) Trendmark is in compliance with all applicable laws respecting employment and employment practices, terms and conditions or employment and wages and hours, and is not engaged in any unfair labor practice. There is no labor strike, dispute, shutdown or stoppage actually pending or, to the knowledge of Trendmark or the Shareholders, threatened against or affecting Trendmark.

2.25 Environmental and Safety Matters.

Except as would not have a Material Adverse Effect:

(a) Trendmark has at all times been and is in compliance with all Environmental Laws and Orders applicable to Trendmark, as applicable.

(b) There are no Proceedings pending or, to the knowledge of Trendmark, threatened against Trendmark alleging the violation of any Environmental Law or Environmental Permit applicable to Trendmark or alleging that Trendmark is a potentially responsible party for any environmental site contamination. None of Trendmark or the Shareholders are aware of, or has ever received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

(c) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Body or third Persons under any Environmental Laws applicable to Trendmark.

2.26 Material Customers.

Since its formation, none of the Material Customers (as hereinafter defined) of Trendmark has notified any of Trendmark or the Shareholders of their intent to terminate their business with Trendmark business because of any dissatisfaction on the part of any such person or entity. The Transactions have not caused any of the Material Customers of Trendmark to terminate or provide notice of their intent or threaten to terminate their business with Trendmark or to notify Trendmark or the Shareholders of their intent not to continue to do such business with Trendmark after the Closing. As used herein, “Material Customers” means those customers from whom Trendmark derives annual revenues in excess of US $5,000.

2.27 Inventories.

All inventories of Trendmark are of good, usable and merchantable quality in all material respects, and, except as set forth in the Trendmark Disclosure Schedule, do not include a material amount of obsolete or discontinued items. Except as set forth in the Trendmark Disclosure Schedule, (a) all such inventories are of such quality as to meet in all material respects the quality control standards of Trendmark, (b) all such inventories are recorded on the books at the lower of cost or market value determined in accordance with GAAP, and (c) no write-down in inventory has been made or should have been made pursuant to GAAP during the past two years.

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2.28 Money Laundering Laws.

The operations of Trendmark are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body (collectively, the “Money Laundering Laws”) and no Proceeding involving Trendmark with respect to the Money Laundering Laws is pending or, to the knowledge of Trendmark, threatened.

2.29 Disclosure.

(a) Any information set forth in this Agreement, the Trendmark Disclosure Schedule, or the Transaction Agreements shall be true, correct and complete in all material respects.

(b) No statement, representation or warranty of Trendmark or the Shareholders in this Agreement (taken with the Schedules) or the Transaction Agreements or any exhibits or schedules thereto contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

(c) Except as set forth in the Trendmark Disclosure Schedule, the Shareholders and Trendmark have no knowledge of any fact that has specific application to Trendmark (other than general economic or industry conditions) and that adversely affects the assets or the business, prospects, financial condition, or results of operations of Trendmark.

(d) In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the Schedules shall control.

(e) The books of account, minute books and stock record books of Trendmark, all of which have been made available to Evil Empire Designs, are complete and accurate and have been maintained in accordance with sound business practices. Without limiting the generality of the foregoing, the minute books of Trendmark contain complete and accurate records of all meetings held, and corporate action taken, by the shareholders, the boards of directors, and committees of the boards of directors of Trendmark, as applicable, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

2.30 Finders and Brokers.

(a) None of Trendmark or the Shareholders or any Person acting on behalf of Trendmark or the Shareholders has engaged any finder, broker, intermediary or any similar Person in connection with the Exchange.

(b) None of Trendmark the Shareholders nor any Person acting on behalf of Trendmark or the Shareholders has entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Exchange is consummated.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF EVIL EMPIRE DESIGNS

Evil Empire Designs hereby represents and warrants to the Shareholders as of the date hereof:

3.1 Organization; Good Standing.

Evil Empire Designs is duly incorporated, validly and in good standing existing under the laws of Nevada, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be in good standing or to have such governmental licenses, authorizations, consents and approvals will not, in the aggregate, either (i) have a Material Adverse Effect on the business, assets or financial condition of Evil Empire Designs, or (ii) impair the ability of Evil Empire Designs to perform its material obligations under this Agreement. Evil Empire Designs is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased requires such qualification, licensing or domestication, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect.

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3.2 Evil Empire Designs Common Stock.

As of June 8, 2023, Evil Empire Designs has:

(a) authorized capital stock which consists of 100,000,000 shares of common stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share, of which 8,797,750 shares of common stock and one (1) share of preferred stock is issued and outstanding. 1 share of Preferred Stock has been designated as Series A Preferred Stock (convertible into 1 share of common stock), and such one share of Series A Preferred Stock is issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. No shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Evil Empire Designs;

(b) no outstanding warrants to purchase shares of common stock; and

(c) outstanding promissory notes in an aggregate principal amount of $401,425, convertible into shares of commons stock.

The Acquisition Shares, when issued in connection with this Agreement and the other Transactional Agreements, will be duly authorized, validly issued, fully paid and nonassessable.

3.3 Authority; Binding Nature of Agreements.

(a) The execution, delivery and performance of this Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by Evil Empire Designs in connection herewith have been duly authorized by all necessary corporate action on the part of Evil Empire Designs and its board of directors.

(b) This Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by Evil Empire Designs constitute the legal, valid and binding obligation of Evil Empire Designs, enforceable against Evil Empire Designs in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, Exchange, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

(c) There is no pending Proceeding, and, to Evil Empire Designs’s knowledge, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Exchange or Evil Empire Designs’s ability to comply with or perform its obligations and covenants under the Transactional Agreements, and, to the knowledge of Evil Empire Designs, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

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3.4 Non-contravention; Consents.

The execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Exchange, by Evil Empire Designs will not, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a material violation of (i) Evil Empire Designs’s Certificate of Incorporation or Bylaws, or (ii) any resolution adopted by Evil Empire Designs Board or any committee thereof or the stockholders of Evil Empire Designs;

(b) to the knowledge of Evil Empire Designs, contravene, conflict with or result in a material violation of, or give any Governmental Body the right to challenge the Exchange or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which Evil Empire Designs or any material assets owned or used by it are subject;

(c) to the knowledge of Evil Empire Designs, cause any material assets owned or used by Evil Empire Designs to be reassessed or revalued by any taxing authority or other Governmental Body;

(d) to the knowledge of Evil Empire Designs, contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Evil Empire Designs or that otherwise relates to Evil Empire Designs’s business or to any of the material assets owned or used by Evil Empire Designs, where such contraventions, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would have a Material Adverse Effect on Evil Empire Designs;

(e) contravene, conflict with or result in a material violation or material breach of, or material default under, any Contract to which Evil Empire Designs is a party;

(f) give any Person the right to any payment by Evil Empire Designs or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Evil Empire Designs in favor of any Person, in any such case as a result of the Exchange; or

(g) result in the imposition or creation of any material Lien upon or with respect to any material asset owned or used by Evil Empire Designs.

Except for Consents, filings or notices required under the state and federal securities laws or any other laws or regulations or as otherwise contemplated in this Agreement and the other Transactional Agreements, Evil Empire Designs will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of the Exchange.

3.5 Finders and Brokers.

(a) Neither Evil Empire Designs nor any Person acting on behalf of Evil Empire Designs has engaged any finder, broker, intermediary or any similar Person in connection with the Exchange.

(b) Evil Empire Designs has not entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Exchange is consummated.

3.6 Reports and Financial Statements; Absence of Certain Changes.

(a) Evil Empire Designs has filed all reports required to be filed with the SEC pursuant to the Exchange Act since January 1, 2020 (all such reports, including those to be filed prior to the Closing Date and all registration statements and prospectuses filed by Evil Empire Designs with the SEC, are collectively referred to as the “Evil Empire Designs SEC Reports). All of the Evil Empire Designs SEC Reports, as of their respective dates of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) complied in all material respects as to form with the applicable requirements of the Securities Act or Exchange Act and the rules and regulations thereunder, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Evil Empire Designs included in the Evil Empire Designs SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of Evil Empire Designs, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of Evil Empire Designs as of the dates thereof and the results of operations and cash flows for the periods then ended. The unaudited financial statements included in the Evil Empire Designs SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were prepared from the books and records of Evil Empire Designs, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of Evil Empire Designs as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto.

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(b) Except as specifically contemplated by this Agreement or reflected in the Evil Empire Designs SEC Reports, since January 1, 2020 there has not been (i) any material adverse change in Evil Empire Designs’s business, assets, liabilities, operations, and, to the knowledge of Evil Empire Designs, no event has occurred that is likely to have a material adverse effect on Evil Empire Designs’s business, assets, liabilities or operations, (ii) any declarations setting aside or payment of any dividend or distribution with respect to the Evil Empire Designs Common Stock other than consistent with past practices, (iii) any material change in Evil Empire Designs’s accounting principles, procedures or methods, (iv) cancellation in writing of any material customer contract or (v) the loss of any customer relationship which would have a material adverse effect on Evil Empire Designs’s business, assets, liabilities or operations.

3.7 Compliance with Applicable Law.

Except as disclosed in the Evil Empire Designs SEC Reports filed prior to the date of this Agreement and except to the extent that the failure or violation would not in the aggregate have a Material Adverse Effect on the business, results of operations or financial condition of Evil Empire Designs, to Evil Empire Designs’s knowledge Evil Empire Designs holds all Governmental Authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of Evil Empire Designs is not being conducted in violation of, any Governmental Authorization applicable to Evil Empire Designs.

3.8 Complete Copies of Requested Reports.

Evil Empire Designs has delivered or made available true and complete copies of each document that has been reasonably requested by Trendmark or the Shareholders.

3.9 Full Disclosure.

(a) Neither this Agreement (including all Schedules and exhibits hereto) nor any of the Transactional Agreements contemplated to be executed and delivered by Evil Empire Designs in connection with this Agreement contains any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

(b) All of the information set forth in the prospectus and all other information regarding Evil Empire Designs and the business, condition, assets, liabilities, operations, financial performance, net income and prospects of either that has been furnished to Trendmark or the Shareholders by or on behalf of Evil Empire Designs or any of the Evil Empire Designs’s Representatives, is accurate and complete in all material respects.

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ARTICLE IV.

COVENANTS OF TRENDMARK

4.1 Access and Investigation.

Trendmark shall ensure that, at all times during the Pre-Closing Period:

(a) Trendmark and their Representatives provide Evil Empire Designs and its Representatives access, at reasonable times and with twenty-four (24) hours’ notice from Evil Empire Designs to Trendmark, to all of the premises and assets of Trendmark, to all existing books, records, Tax Returns, work papers and other documents and information relating to Trendmark, and to responsible officers and employees of Trendmark, and Trendmark and its Representatives provide Evil Empire Designs and its Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to Trendmark as Evil Empire Designs may request in good faith;

(b) Each of Trendmark and its Representatives confer regularly with Evil Empire Designs upon its request, concerning operational matters and otherwise report regularly (not less than semi-monthly and as Evil Empire Designs may otherwise request) to Evil Empire Designs and discuss with Evil Empire Designs and its Representatives concerning the status of the business, condition, assets, liabilities, operations, and financial performance of Trendmark, and promptly notify Evil Empire Designs of any material change in the business, condition, assets, liabilities, operations, and financial performance of Trendmark, or any event reasonably likely to lead to any such change.

4.2 Operation of the Business.

Trendmark shall ensure that, during the Pre-Closing Period:

(a) It conducts its operations in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

(b) It uses its commercially reasonable efforts to preserve intact its current business organization, keep available and not terminate the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Trendmark;

(c) It does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, and does not repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, except with respect to the repurchase of shares of Trendmark Common Stock upon termination of employees at the original purchase price pursuant to agreements existing at the date hereof;

(d) It does not sell or otherwise issue (or grant any warrants, options or other rights to purchase) any shares of capital stock or any other securities, except the issuance of Trendmark Shares of Common Stock pursuant to option grants to employees made under the Option Plan in the Ordinary Course of Business;

(e) It does not amend its charter document, corporate governance document or other Organizational Documents, and does not affect or become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f) It does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(g) It does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(h) It does not change any of its methods of accounting or accounting practices in any respect;

(i) It does not make any Tax election;

(j) It does not commence or take any action or fail to take any action which would result in the commencement of any Proceeding;

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(k) It does not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets, other than in the Ordinary Course of Business; (ii) incur, assume or prepay any indebtedness, Indebtedness or obligation or any other liabilities or issue any debt securities, other than in the Ordinary Course of Business; (iii) assume, guarantee, endorse for the obligations of any other person, other than in the Ordinary Course of Business; (iv) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business; or (v) fail to maintain insurance consistent with past practices for its business and property;

(l) It pays all debts and Taxes, files all of its Tax Returns (as provided herein) and pays or performs all other obligations, when due;

(m) It does not enter into or amend any agreements pursuant to which any other Person is granted distribution, marketing or other rights of any type or scope with respect to any of its services, products or technology;

(n) It does not hire any new officer-level employee;

(o) It does not revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP and in the Ordinary Course of Business;

(p) Except as otherwise contemplated hereunder, it does not enter into any transaction or take any other action outside the Ordinary Course of Business; and

(q) It does not enter into any transaction or take any other action that likely would cause or constitute a Breach of any representation or warranty made by it in this Agreement.

4.3 Filings and Consents; Cooperation.

Trendmark shall ensure that:

(a) Each filing or notice required to be made or given (pursuant to any applicable Law, Order or contract, or otherwise) by Trendmark or the Shareholders in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is made or given as soon as possible after the date of this Agreement;

(b) Each Consent required to be obtained (pursuant to any applicable Law, Order or contract, or otherwise) by Trendmark or the Shareholders in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

(c) It promptly delivers to Evil Empire Designs a copy of each filing made, each notice given and each Consent obtained by Trendmark during the Pre-Closing Period; and

(d) During the Pre-Closing Period, it and its Representatives cooperate with Evil Empire Designs and Evil Empire Designs’s Representatives, and prepare and make available such documents and take such other actions as Evil Empire Designs may request in good faith, in connection with any filing, notice or Consent that Evil Empire Designs is required or elects to make, give or obtain.

4.4 Notification; Updates to Disclosure Schedules.

(a) During the Pre-Closing Period, Trendmark shall promptly notify Evil Empire Designs in writing of:

(i) the discovery by it of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement which is contrary to any representation or warranty made by it in this Agreement or in any of the other Transactional Agreements, or that would upon the giving of notice or lapse of time, result in any of its representations and warranties set forth in this agreement to become untrue or otherwise cause any of the conditions of Closing set forth in Article VI or Article VII not to be satisfied;

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(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the express written consent of Evil Empire Designs) and that is contrary to any representation or warranty made by it in this Agreement, or that would upon the giving of notice or lapse of time, result in any of its representations and warranties set forth in this agreement to become untrue or otherwise cause any of the conditions of Closing set forth in Article VI or Article VII not to be satisfied;

(b) If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 4.4(a) requires any material change in the Trendmark Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Trendmark Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then Trendmark, as applicable, shall promptly deliver to Evil Empire Designs an update to the Trendmark Disclosure Schedule specifying such change (a “Disclosure Schedule Update”).

(c) It will promptly update any relevant and material information provided to Evil Empire Designs after the date hereof pursuant to the terms of this Agreement.

4.5 Commercially Reasonable Efforts.

During the Pre-Closing Period, Trendmark shall use its commercially reasonable efforts to cause the conditions set forth in Article VI and Article VII to be satisfied on a timely basis and so that the Closing can take place on or before July 1, 2023, in accordance with Section 1.5, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of Trendmark set forth in this Agreement becoming untrue, or in any of the conditions of Closing set forth in Article VI or Article VII not being satisfied.

4.6 Confidentiality; Publicity.

Trendmark shall ensure that:

(a) It and its Representatives keep strictly confidential the existence and terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the Exchange; and

(b) neither it nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of its suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Exchange; except in each case to the extent that it is required by law to make any such disclosure regarding such transactions or as separately agreed by the parties; provided, however, that if it is required by law to make any such disclosure, Trendmark advises Evil Empire Designs, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

ARTICLE V.

COVENANTS OF EVIL EMPIRE DESIGNS

5.1 Notification.

During the Pre-Closing Period, Evil Empire Designs shall promptly notify Trendmark in writing of:

(a) the discovery by Evil Empire Designs of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement which is contrary to any representation or warranty made by Evil Empire Designs in this Agreement; and,

(b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of Trendmark) and that is contrary to any representation or warranty made by Evil Empire Designs in this Agreement;

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5.2 Filings and Consents; Cooperation.

Evil Empire Designs shall ensure that:

(a) Each filing or notice required to be made or given (pursuant to any applicable Law, Order or contract, or otherwise) by Evil Empire Designs in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is made or given as soon as possible after the date of this Agreement;

(b) Each Consent required to be obtained (pursuant to any applicable Law, Order or contract, or otherwise) by Evil Empire Designs in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

(c) Evil Empire Designs promptly delivers to Trendmark and a copy of each filing made, each notice given and each Consent obtained by Evil Empire Designs during the Pre-Closing Period; and

(d) During the Pre-Closing Period, Evil Empire Designs and its Representatives cooperate with Trendmark and their Representatives, and prepare and make available such documents and take such other actions as Trendmark may request in good faith, in connection with any filing, notice or Consent that Trendmark is required or elects to make, give or obtain.

5.3 Commercially Reasonable Efforts.

During the Pre-Closing Period, Evil Empire Designs shall use its commercially reasonable efforts to cause the conditions set forth in Article VI and Article VII to be satisfied on a timely basis and so that the Closing can take place on or before July 1, 2023, or as soon thereafter as is reasonably practical, in accordance with Section 1.5, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties or Evil Empire Designs set forth in this Agreement becoming untrue or in any of the conditions of closing set forth in Article VI or Article VII not being satisfied.

5.4 Disclosure of Confidential Information.

(a) Each of Evil Empire Designs and the Shareholders acknowledges and agrees that it may receive Confidential Information in connection with this Transaction including without limitation, the Trendmark Disclosure Schedule and any information disclosed during the due diligence process, the public disclosure of which will harm the disclosing party’s business. The Receiving Party may use Confidential Information only in connection with the Transaction. The results of the due diligence review may not be used for any other purpose other than in connection with the Transaction. Except as expressly provided in this Agreement, the Receiving Party shall not disclose Confidential Information to anyone without the Disclosing Party’s prior written consent. The Receiving Party shall take all reasonable measures to avoid disclosure, dissemination or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect its own confidential information of a similar nature. The Receiving Party shall not export any Confidential Information in any manner contrary to the export regulations of the governmental jurisdiction to which it is subject.

(b) The Receiving Party may disclose Confidential Information as required to comply with binding orders of governmental entities that have jurisdiction over it, provided that the Receiving Party (i) gives the Disclosing Party reasonable notice (to the extent permitted by law) to allow the Disclosing Party to seek a protective order or other appropriate remedy, (ii) discloses only such information as is required by the governmental entity, and (iii) uses commercially reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed.

(c) All Confidential Information shall remain the exclusive property of the Disclosing Party. The Disclosing Party’s disclosure of Confidential Information shall not constitute an express or implied grant to the Receiving Party of any rights to or under the Disclosing Party’s patents, copyrights, trade secrets, trademarks or other intellectual property rights.

(d) The Receiving Party shall notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement by the Receiving Party. The Receiving Party shall cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of such Confidential Information and prevent its further unauthorized use.

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(e) The Receiving Party shall return or destroy all tangible materials embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) promptly following the Disclosing Party’s written request; provided, however, that, subject to the provisions of this Agreement, the Receiving Party may retain one copy of such materials in the confidential, restricted access files of its legal department for use only in the event a dispute arises between the parties related to the Transaction and only in connection with that dispute. At the Disclosing Party’s option, the Receiving Party shall provide written certification of its compliance with this Section.

5.5 Indemnification.

(a) Each of Trendmark and the Shareholders, jointly and severally, each shall defend, indemnify and hold harmless Evil Empire Designs, and its respective employees, officers, directors, stockholders, controlling persons, affiliates, agents, successors and assigns (collectively, the “Evil Empire Designs Indemnified Persons”), and shall reimburse the Evil Empire Designs Indemnified Person, for, from and against any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), directly or indirectly, relating to, resulting from or arising out of:

(i) any untrue representations, misrepresentations or breach of warranty by or of Trendmark or the Shareholders contained in or pursuant to this Agreement, and the Trendmark Disclosure Schedule;

(ii) any breach or nonfulfillment of any covenant, agreement or other obligation by or of Trendmark or the Shareholders (only to the extent made or occurring prior to or at the Closing) contained in or pursuant to this Agreement, the Transaction Agreements executed by Trendmark or any of the Shareholders in their individual capacity, the Trendmark Disclosure Schedule, or any of the other agreements, documents, schedules or exhibits to be entered into by Trendmark or any of the Shareholders in their individual capacity pursuant to or in connection with this Agreement;

(iii) all of Pre-Closing liabilities of Trendmark or the Shareholders; and

(iv) any liability, claim, action or proceeding of any kind whatsoever, whether instituted or commenced prior to or after the Closing Date, which directly or indirectly relates to, arises or results from, or occurs in connection with facts or circumstances relating to the conduct of business of Trendmark or the assets of Trendmark, or events or circumstances existing on or prior to the Closing Date.

(b) Evil Empire Designs shall defend, indemnify and hold harmless Trendmark and its respective affiliates, agents, successors and assigns (collectively, the “Trendmark Indemnified Persons”), and shall reimburse the Trendmark Indemnified Persons, for, from and against any Damages, directly or indirectly, relating to, resulting from or arising out of:

(i) any untrue representation, misrepresentation or breach of warranty by or of Evil Empire Designs contained in or pursuant to this Agreement;

(ii) any breach or nonfulfillment of any covenant, agreement or other obligations by or of Evil Empire Designs contained in or pursuant to this Agreement, the Transaction Agreements or any other agreements, documents, schedules or exhibits to be entered into or delivered to pursuant to or in connection with this Agreement.

(c) Promptly after receipt by an indemnified Party under Section 5.6 of this Agreement of notice of a claim against it (“Claim”), such indemnified Party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of such Claim, but the failure to so notify the indemnifying Party will not relieve the indemnifying Party of any liability that it may have to any indemnified Party, except to the extent that the indemnifying Party demonstrates that the defense of such action is prejudiced by the indemnified Party’s failure to give such notice.

(d) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

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ARTICLE VI.

CLOSING CONDITIONS OF EVIL EMPIRE DESIGNS

Evil Empire Designs’s obligations to affect the Closing and consummate the Exchange are subject to the satisfaction of each of the following conditions:

6.1 Accuracy of Representations and Warranties.

The representations and warranties of Trendmark and the Shareholders in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing. Trendmark and the Shareholders shall have performed all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

6.2 Additional Conditions to Closing.

(a) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance of the Acquisition Shares and the transfer of the Shares shall have been received.

(b) Evil Empire Designs shall have obtained an opinion stating that the terms of the Exchange are fair, just and equitable to Evil Empire Designs and its shareholders.

(c) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Exchange shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Exchange. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Body which are necessary for the consummation of the Exchange, other than those the failure to obtain which would not materially adversely affect the consummation of the Exchange or in the aggregate have a material adverse effect on Evil Empire Designs and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

(d) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, by any Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any material condition or material restriction upon Evil Empire Designs or its subsidiaries or Trendmark, including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Exchange as to render inadvisable the consummation of the Exchange.

6.3 Performance of Agreements.

Trendmark or the Shareholders, as the case may be, shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required to be performed by Trendmark or any of the Shareholders, as the case may be, pursuant to this Agreement, except as Evil Empire Designs has otherwise consented in writing.

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6.4 Consents.

Each of the Consents identified or required to have been identified in the Trendmark Disclosure Schedule shall have been obtained and shall be in full force and effect, other than those Consents, which have been expressly waived by Evil Empire Designs.

6.5 No Material Adverse Change and Satisfactory Due Diligence.

There shall not have been any material adverse change in the business, condition, assets, liabilities, operations or financial performance of Trendmark since the date of this Agreement as determined by Evil Empire Designs in its discretion. Evil Empire Designs shall be satisfied in all respects with the results of its due diligence review of Trendmark.

6.6 Trendmark Closing Certificate.

In addition to the documents required to be received under this Agreement, Evil Empire Designs shall also have received the following documents:

(a) copies of resolutions of Trendmark, certified by a Secretary, Assistant Secretary or other appropriate officer of Trendmark, authorizing the execution, delivery and performance of this Agreement and other Transactional Agreements;

(b) good standing certificate of Trendmark; and

(c) such other documents as Evil Empire Designs may request in good faith for the purpose of

(i) evidencing the accuracy of any representation or warranty made by Trendmark, (ii) evidencing the compliance by Trendmark, or the performance by Trendmark of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Article VII or this Article VI, or (iv) otherwise facilitating the consummation or performance of the Exchange.

6.7 Transactional Agreements.

Each Person (other than Evil Empire Designs) shall have executed and delivered prior to or on the Closing Date all Transactional Agreements to which it is to be a party.

6.8 Resignation of Directors and Officers.

Evil Empire Designs shall have received a written resignation from each of the directors and officers of Trendmark effective as of the Closing.

6.9 Delivery of Stock Certificates, Minute Book and Corporate Seal.

The Shareholders shall have delivered to Evil Empire Designs the stock books, stock ledgers, minute books and corporate seals of Trendmark.

ARTICLE VII.

CLOSING CONDITIONS OF THE SHAREHOLDERS

The Shareholders’ obligations to affect the Closing and consummate the Exchange are subject to the satisfaction of each of the following conditions:

7.1 Accuracy of Representations and Warranties.

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The representations and warranties of Evil Empire Designs in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing and Evil Empire Designs shall have performed all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

7.2 Additional Conditions to Closing.

(a) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance and transfer of the Acquisition Shares by Evil Empire Designs and the transfer of the Shares by Trendmark shall have been received.

(b) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Exchange shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Exchange. All Requisite Regulatory Approvals shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon Evil Empire Designs, its subsidiaries, Trendmark or any of their subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Exchange as to render inadvisable the consummation of the Exchange.

(d) The Company shall have entered into that certain Consulting Services Agreement with Timothy McNamer, substantially in the form attached hereto as Exhibit B.

7.3 Evil Empire Designs Closing Certificates.

The Shareholders shall have received the following documents:

(a) copies of resolutions of Evil Empire Designs, certified by a Secretary, Assistant Secretary or other appropriate officer of Evil Empire Designs, authorizing the execution, delivery and performance of the Transactional Agreements and the Exchange;

(b) good standing certificates for the State of Nevada; and

(c) such other documents as Trendmark may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Evil Empire Designs, (ii) evidencing the compliance by Evil Empire Designs with, or the performance by Evil Empire Designs of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Article VI or this Article VII, or (iv) otherwise facilitating the consummation or performance of the Exchange.

7.4 No Material Adverse Change.

There shall not have been any material adverse change in Evil Empire Designs’s business, condition, assets, liabilities, operations or financial performance since the date of this Agreement.

7.5 Performance of Agreements.

Evil Empire Designs shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required by Evil Empire Designs pursuant to this Agreement, except as Trendmark and the Shareholders have otherwise consented in writing.

7.6 Consents.

Each of the Consents identified or required to have been identified in Section 3.4 shall have been obtained and shall be in full force and effect, other than those Consents the absence of which shall not have a material adverse effect on Evil Empire Designs.

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7.7 Evil Empire Designs Stock.

On the Closing Date, shares of Evil Empire Designs Common Stock shall be eligible for quotation on the Over-the-Counter Bulletin Board.

ARTICLE VIII.

FURTHER ASSURANCES

Each of the parties hereto agrees that it will, from time to time after the date of the Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement, including the closing conditions described in Articles VI and VII. Trendmark and the Shareholders shall reasonably cooperate with Evil Empire Designs in its obtaining of the books and records of Trendmark, or in preparing any solicitation materials to be sent to the shareholders of Evil Empire Designs in connection with the approval of the Exchange and the transactions contemplated by the Transactional Agreements.

ARTICLE IX.

TERMINATION

9.1 Termination.

This Agreement may be terminated and the Exchange abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Evil Empire Designs, Trendmark and the Shareholders;

(b) by Evil Empire Designs if (i) there is a material Breach of any covenant or obligation of Trendmark or the Shareholders; provided however, that if such Breach or Breaches are capable of being cured prior to the Closing Date, such Breach or Breaches shall not have been cured within 10 days of delivery of the written notice of such Breach, or (ii) Evil Empire Designs reasonably determines that the timely satisfaction of any condition set forth in Article VI has become impossible or impractical (other than as a result of any failure on the part of Evil Empire Designs to comply with or perform its covenants and obligations under this Agreement or any of the other Transactional Agreements);

(b) by Trendmark if (i) there is a material Breach of any covenant or obligation of Evil Empire Designs; provided, however, that if such Breach or Breaches are capable of being cured prior to the Closing Date, such Breach or Breaches shall not have been cured within 10 days of delivery of the written notice of such Breach, or (ii) Trendmark reasonably determines that the timely satisfaction of any condition set forth in Article VII has become impossible or impractical (other than as a result of any failure on the part of Trendmark or any Shareholder to comply with or perform any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements);

(d) by Evil Empire Designs if the Closing has not taken place on or before July 1, 2023 (except if as a result of any failure on the part of Evil Empire Designs to comply with or perform its covenants and obligations under this Agreement or in any other Transactional Agreement);

(e) by Trendmark if the Closing has not taken place on or before July 1, 2023 (except if as a result of the failure on the part of Trendmark or the Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other Transactional Agreement);

(f) by any of Evil Empire Designs, on the one hand or Trendmark, on the other hand, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Exchange and such order, decree, ruling or any other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (f) shall have used all commercially reasonable efforts to remove such order, decree or ruling; or

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(g) The parties hereby agree and acknowledge that a breach of the provisions of Articles 4.1, 4.2, 4.3, 4.4 and 4.6 are, without limitation, material Breaches of this Agreement.

9.2 Termination Procedures.

If Evil Empire Designs wishes to terminate this Agreement pursuant to Section 9.1, Evil Empire Designs shall deliver to the Shareholders and Trendmark a written notice stating that Evil Empire Designs is terminating this Agreement and setting forth a brief description of the basis on which Evil Empire Designs is terminating this Agreement. If Trendmark wishes to terminate this Agreement pursuant to Section 9.1, Trendmark shall deliver to Evil Empire Designs a written notice stating that Trendmark is terminating this Agreement and setting forth a brief description of the basis on which Trendmark is terminating this Agreement.

9.3 Effect of Termination.

In the event of termination of this Agreement as provided above, this Agreement shall forthwith have no further effect. Except for a termination resulting from a Breach by a party to this Agreement, there shall be no liability or obligation on the part of any party hereto. In the event of a breach, the remedies of the non-breaching party shall be to seek damages from the breaching party or to obtain an order for specific performance, in addition to or in lieu of other remedies provided herein. Upon request after termination, each party will redeliver or, at the option of the party receiving such request, destroy all reports, work papers and other material of any other party relating to the Exchange, whether obtained before or after the execution hereof, to the party furnishing same; provided, however, that Trendmark and the Shareholders shall, in all events, remain bound by and continue to be subject to Section 4.6 and all parties shall in all events remain bound by and continue to be subject to Section 5.4 and 5.5.

Notwithstanding the above, both Evil Empire Designs, on the one hand, and Trendmark and the Shareholders, on the other hand, shall be entitled to announce the termination of this Agreement by means of a mutually acceptable press release.

ARTICLE X.

MISCELLANEOUS

10.1 Survival of Representations and Warranties.

All representations and warranties of Trendmark and the Shareholders in this Agreement and the Trendmark Disclosure Schedule shall survive shall survive indefinitely. The right to indemnification, reimbursement or other remedy based on such representations and warranties will not be affected by any investigation conducted by the parties.

10.2 Expenses.

Except as otherwise set forth herein, each of the parties to the Exchange shall bear its own expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

10.3 Entire Agreement.

This Agreement and the other Transactional Agreements contain the entire agreement of the parties hereto, and supersede any prior written or oral agreements between them concerning the subject matter contained herein, or therein. There are no representations, agreements, arrangements or understandings, oral or written, between the parties to this Agreement, relating to the subject matter contained in this Agreement and the other Transaction Agreements, which are not fully expressed herein or therein. The schedules and each exhibit attached to this Agreement or delivered pursuant to this Agreement are incorporated herein by this reference and constitute a part of this Agreement.

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10.4 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

10.5 Descriptive Headings.

The Article and Section headings in this Agreement are for convenience only and shall not affect the meanings or construction of any provision of this Agreement.

10.6 Notices.

Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the earlier to occur of the date of personal delivery, the date of receipt or three (3) days after posting by overnight courier or registered or certified mail, postage prepaid, addressed as follows:

If to Evil Empire Designs:

Evil Empire Designs, Inc.

5313 Corbett St.

Las Vegas, Nevada 89130

If to Trendmark:

Trendmark Inc.

W7056 Penny Ln.

Fond Du Lac, Wisconsin 54937

If to the Shareholders:

c/o Trendmark Inc.

W7056 Penny Ln.

Fond Du Lac, Wisconsin 54937

To such address or addresses as a party shall have previously designated by notice to the sender given in accordance with this section.

10.7 Choice of Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada without regard to choice of law principles. Each of the parties hereto consents to the jurisdiction of the courts of the State of Nevada, Clark County, and to the federal courts located in Clark County, State of Nevada.

10.8 Binding Effect; Benefits.

This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties or their respective successors and permitted assigns, the Shareholders and other Persons expressly referred to herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.9 Assignability.

Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party without the prior written consent of the other parties and any attempted assignment without such consent shall be void.

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10.10 Waiver and Amendment.

Any term or provision of this Agreement may be waived at any time by the party, which is entitled to the benefits thereof. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The parties may, by mutual agreement in writing, amend this Agreement in any respect. Trendmark and the Shareholders hereby acknowledge their intent that this Agreement includes as a party any holder of capital stock in Trendmark at the time of Closing. Evil Empire Designs, Trendmark and the Shareholders therefore agree that this Agreement may be amended, without the further consent of any party to this Agreement, (i) to add as a new Shareholder any existing shareholder of Trendmark and (ii) to modify Schedule 1 to reflect the addition of such shareholder.

10.11 Attorney’ Fees.

In the event of any action or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ and experts’ fees and costs, in addition to such other relief as may be granted.

10.12 Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.13 Construction.

In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has or has had the opportunity to consult independent legal counsel regarding the legal effect and meaning of this document and all terms and conditions hereof; (c) has been afforded the opportunity to negotiate as to any and all terms hereof; and (d) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

[signature page follows]

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

Evil Empire Designs:

EVIL EMPIRE DESIGNS, INC.

By:	/s/ Sheila Cunningham
Name:	Sheila Cunningham
Title:	President and Chief Executive Officer

Trendmark:

TRENDMARK INDUSTRIES, INC.

By:	/s/ Timothy McNamer
Name:	Timothy McNamer
Title:	President

Shareholders of Trendmark Industries, Inc.:

/s/ Timothy McNamer

Name: Timothy McNamer
(holder of 10,000 shares of common stock of Trendmark Industries, Inc., amounting to 100% of the issued and outstanding shares of common stock of Trendmark Industries, Inc.)

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Agreement. “Agreement” shall mean the Share Exchange Agreement to which this Exhibit A is attached (including all Disclosure Schedules and all Exhibits), as it may be amended from time to time.

Approved Plans. “Approved Plans” shall mean a stock option or similar plan for the benefit of employees or others, which has been approved by the shareholders of Trendmark.

Trendmark Shares of Common Stock. “Trendmark Shares of Common Stock” shall mean the shares of common stock of Trendmark.

Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision.

Certificates. “Certificates” shall have the meaning specified in Section 1.3 of the Agreement.

Evil Empire Designs. “Evil Empire Designs” shall have the meaning specified in the first paragraph of the Agreement.

Evil Empire Designs Common Stock. “Evil Empire Designs Common Stock” shall mean the shares of common stock of Evil Empire Designs.

Evil Empire Designs SEC Reports. “Evil Empire Designs SEC Reports” shall have the meaning specified in Section 4.6 of the Agreement.

Closing. “Closing” shall have the meaning specified in Section 1.5 of the Agreement.

Closing Date. “Closing Date” shall have the meaning specified in Section 1.5 of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

Confidential Information. “Confidential Information” shall mean all nonpublic information disclosed by one party or its agents (the “Disclosing Party”) to the other party or its agents (the “Receiving Party”) that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation (i) nonpublic information relating to the Disclosing Party’s technology, customers, vendors, suppliers, business plans, intellectual property, promotional and marketing activities, finances, agreements, transactions, financial information and other business affairs, and (ii) third-party information that the Disclosing Party is obligated to keep confidential.

Confidential Information does not include any information that (i) is or becomes publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to the Receiving Party at the time of its receipt from the Disclosing Party, (iii) is received from a third party who, to the knowledge of the Receiving Party, did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by the Receiving Party without reference to any Confidential Information.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Disclosure Schedule Update. “Disclosure Schedule Update” shall have the meaning specified in Section 4.4 of the Agreement.

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Trendmark Disclosure Schedule. “Trendmark Disclosure Schedule” shall have the meaning specified in introduction to Article II of the Agreement.

Entity. “Entity” shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Laws. “Environmental Laws” shall mean any Law or other requirement relating to the protection of the environment, health, or safety from the release or disposal of hazardous materials.

Environmental Permit. “Environmental Permit” means all licenses, permits, authorizations, approvals, franchises and rights required under any applicable Environmental Law or Order.

Equity Securities. “Equity Security” shall mean any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

Exchange Act. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

GAAP. “GAAP” shall mean United States Generally Accepted Accounting Principles, applied on a consistent basis.

Governmental Authorization. “Governmental Authorization” shall mean any:

(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or

(b) right under any contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any:

(a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); or

(d) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, including any court, arbitrator, administrative agency or commissioner, or other governmental authority or instrumentality.

Indebtedness. “Indebtedness” shall mean any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

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Intellectual Property. “Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

Knowledge. A corporation shall be deemed to have “knowledge” of a particular fact or matter only if a director or officer of such corporation has, had or should have had knowledge of such fact or matter.

Laws. “Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

Lien. “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge, right of first refusal, encumbrance or other adverse claim or interest of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

Material Adverse Effect. “Material Adverse Effect” means any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the affected party, in each case taken as a whole or (b) materially impair the ability of the affected party to perform its obligations under this Agreement and the Transaction Agreements, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the affected party operates.

Material Contract. “Material Contract” means any and all agreements, contracts, arrangements, understandings, leases, commitments or otherwise, providing for potential payments by or to the company in excess of $1,000, and the amendments, supplements and modifications thereto.

Order. “Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body.

Ordinary Course of Business. “Ordinary Course of Business” shall mean an action taken by Trendmark if (i) such action is taken in normal operation, consistent with past practices, (ii) such action is not required to be authorized by the Shareholders, Board of Directors or any committee of the Board of the Directors or other governing body of Trendmark and (iii) does not require any separate or special authorization or consent of any nature by any Governmental Body or third party.

Permitted Liens. “Permitted Liens” shall mean (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; and (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

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Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

Representatives. “Representatives” of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and representatives of such party, including, without limitation, all subsidiaries of such specified party, and all such Persons with respect to such subsidiaries. The Related Persons of Trendmark shall be deemed to be “Representatives” of Trendmark, as applicable.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the United States Securities Act of 1933, as amended.

Taxes. “Taxes” shall mean all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

Tax Group. “Tax Group” shall mean any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which Trendmark is now or was formerly a member.

Tax Return. “Tax Return” shall mean any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Body with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Transaction Agreements. “Transactional Agreements” shall mean this Agreement, the Consulting Services Agreement, substantially in the form attached hereto as Exhibit B, and any agreement or document to be executed pursuant to this Agreement.

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EXHIBIT B

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is entered into June 23, 2023 (the “Effective Date”) by and between Timothy McNamer (the “Consultant”) and Evil Empire Designs, Inc., a Nevada corporation (“Evil Empire” and together with the Consultant, the “Parties”).

RECITALS

WHEREAS, the Company, Trendmark Industries, Inc., a Wisconsin corporation (“Trendmark”), and the Consultant have entered into that certain Share Exchange Agreement (the “Share Exchange Agreement”) on or about the date of this Agreement;

WHEREAS, immediately prior to the closing of the Share Exchange Agreement, the Consultant will have been the only security holder of Trendmark;

WHEREAS, upon closing of the Share Exchange Agreement, Trendmark will become a wholly-owned subsidiary of Evil Empire, and Consultant will become an affiliate of Evil Empire by virtue of holding more than 10% of the issued and/or outstanding shares of common stock of Evil Empire and/or exercising a significant and material of degree control over the business of Evil Empire; and

WHEREAS, to induce the Consultant and Trendmark to enter into the Share Exchange Agreement, Evil Empire requires as a condition of the consummation and closing of the Share Exchange Agreement that the Consultant enter into this Consulting Services Agreement so that Evil Empire receives the benefit of operating the business of Trendmark for a period of not less than three years, such operation of three years not being possible for Evil Empire without the services and obligations of the Consultant, as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

AGREEMENT

1. Services. As of the Effective Date, Evil Empire hereby retains the Consultant, and the Consultant hereby agrees to provide advisory and consulting services (the “Services”) regarding Evil Empire’s strategic planning in the motorcycle technology and related industries. The Services will include, without limitation:

•	Consulting with Evil Empire’s management within the Consultant’s professional area of expertise from time to time as reasonably requested by management;

•	Exchanging strategic and business development ideas with management in the Field (as defined below);

•	Serving as a member of Evil Empire’s Advisory Board (the “AB”), if and when an AB is formed;

•	Performing all services required to operate Trendmark and its business, including but not limited to managing, developing, marketing the business, products and services of Trendmark, including but not limited to Trendmark’s motorcycle, electric cycle and other vehicle business, in at least the same capacity as was in the Consultant’s operation of such business prior to forming Trendmark, in order to maximize profits on a consolidated basis with Evil Empire;

•	Attending motorcycle, electric cycle and other vehicle trade shows and expositions with Evil Empire’s management; and

•	Attending regulatory, finance, scientific or business meetings with Evil Empire’s management, such as meetings with strategic or potential strategic partners and other meetings relevant to the Consultant’s area of expertise.

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For purposes of this Agreement, the term “Field” means developing and commercializing Evil Empire’s products and services, especially in the area of motorcycle, electric cycle or other vehicle design, production, manufacturing, marketing and sales.

2. Performance of Services.

(a) During the Term, the Consultant agrees to make himself available to render the Services, at such time or times as may be mutually agreed, from time to time at the request of management.

(b) The Consultant shall provide the Services telephonically, electronically or in person at such location as the Parties may mutually agree. The Consultant agrees to devote his reasonable and diligent efforts to the performance of the Services.

(c) The Consultant consents to being a member of the AB during the term of this Agreement.

3. Services and Compensation.

(a) Services. The Consultant will perform the Services, and be compensated for performance the Services as provided in this Section 3 hereof.

(b) Compensation. In addition to receiving 10,000,000 shares (the “Shares”) of common stock from Evil Empire under the terms and conditions of the Share Exchange Agreement, the Consultant hereby acknowledges that Evil Empire has advanced funds of $50,000 to the Consultant, which $50,000 shall be consideration paid to Consultant under this Agreement.

Evil Empire and Consultant hereby agree that if Consultant terminates this Agreement before the expiration of the Term or Consultant does not provide the Services to Evil Empire, Consultant shall within three (3) days of such termination or date of not providing the Services to Evil Empire return such $50,000 referenced in this Section 3(b) to Evil Empire by wire transfer to a bank account designated by Evil Empire, and transfer title to the Shares to Evil Empire, and hereby appoints Evil Empire attorney-in-fact to effect such transfer.

(c) Expenses. Evil Empire shall promptly reimburse the Consultant for reasonable out-of-pocket expenses, including, without limitation, travel expenses incurred by him at management’s request in the performance of the Services, following Evil Empire’s receipt of a request for reimbursement from the Consultant. The Consultant shall provide management with documentation supporting all such expenses within thirty (30) days of incurring the expense.

4. Term; Termination; Effect of Termination.

(a) Term; Termination. The Consultant’s performance of Services shall commence on the Effective Date and shall continue thereafter for three (3) years, unless sooner terminated as provided herein (the “Term”). Evil Empire or the Consultant may terminate this Agreement at any time upon providing the other party written notice of such termination at least ten (10) business days prior to the termination date.

(b) Effect of Termination. Upon termination of this Agreement, the Consultant shall be entitled to payment, not later than ten (10) business days after the date of termination, of (i) any accrued but unpaid portion of his monthly consulting fee through the termination date, prorated for any partial month of service prior to the date of termination, and (ii) reimbursement of out-of-pocket expenses accrued but unpaid as of the date of termination.

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(c) Survival of Certain Provisions. No termination of this Agreement shall relieve the Consultant or Evil Empire of any obligations hereunder which by their terms are intended to survive the termination of the Consultant’s association with Evil Empire.

(d) Return of Evil Empire Property. Upon termination of this Agreement for any reason, the Consultant shall promptly deliver to Evil Empire any and all property of Evil Empire or its customers, licensees, licensors, or affiliates provided to the Consultant pursuant to this Agreement which may be in his possession or control, including without limitation, products, memoranda, notes, diskettes, records, reports, laboratory notebooks, or other documents or photocopies of the same and shall destroy any Confidential Information (as defined in Section 7 hereof ) in tangible form.

5. Independent Contractor. For purposes of this Agreement and all Services to be provided hereunder, the Consultant shall not be considered a partner, co-venturer, agent, employee or representative of Company, but shall remain in all respects an independent contractor, and neither party shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party. Without limiting the generality of the foregoing, Consultant shall not be considered an employee of Company for purposes of any state or federal laws relating to unemployment insurance, social security, workers compensation or any regulations which may impute an obligation or liability to Company by reason of an employment relationship. Consultant agrees to pay all income, FICA, and other taxes or levies imposed by any governmental authority on any compensation that Consultant receives under this Agreement. Consultant shall indemnify, defend and hold harmless Company and its officers and employees from and against any and all losses, damages, liabilities, obligations, judgments, penalties, fines, awards, costs, expenses and disbursements (including without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation) suffered or incurred by Company as a result of any allegation that Consultant is an employee of Company by virtue of performing any work for or on behalf of Company hereunder or otherwise.

6. Inventions. The Consultant shall promptly disclose to Evil Empire, and, subject to the terms of the third paragraph of this Section 6, hereby assigns and agrees to assign to Evil Empire (or as otherwise directed by Evil Empire), his full right, title and interest, if any, to all Inventions (as defined below). The Consultant agrees to cooperate fully with Evil Empire, its attorneys and agents, in the preparation and filing of all papers and other documents as may be required to perfect Evil Empire’s rights in and to any of such Inventions, including, but not limited to, execution of any and all applications for domestic and foreign patents, copyrights or other proprietary rights and the performance of such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by Evil Empire to assign the Inventions to Evil Empire and to permit Evil Empire to file, obtain and enforce any patents, copyrights or other proprietary rights in the Inventions, all at Evil Empire’s sole cost and expense. The Consultant hereby designates Evil Empire as his agent, and grants to Evil Empire a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, for the purpose of effecting any such assignment hereunder from the Consultant to Evil Empire in the event the Consultant should fail or refuse to sign and deliver any document in connection with perfecting the foregoing rights of Evil Empire within ten (10) days following Evil Empires’ request; provided that, in each case in which Evil Empire intends to exercise this right (i) it shall give the Consultant thirty (30) days written notice, by certified mail that it intend to exercise its rights under this sentence, which notice shall refer to this Agreement and shall be accompanied by (a) copies of the documents that Evil Empire intends to execute or file, or a description of the other acts that Evil Empire intends to take, and (b) reasonably sufficient information about the Invention or other intellectual property to which the documents or acts relate for the Consultant to make a determination of whether the document or acts relate to an Invention; and (ii) Evil Empire may not exercise its rights under this sentence if the Consultant notifies Evil Empire within the thirty (30) day period referred to above that the Consultant disagrees.

“Inventions” shall mean, for purposes of this Section 6, ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, trade secrets, apparatus, developments, techniques, methods, biological processes, cell lines, laboratory notebooks and formulas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made or discovered by the Consultant (whether alone or with others) within the Field solely as a direct result of consulting with Evil Empire under this Agreement. In no event shall the Consultant’s obligations hereunder relate to any right, title or interest that the Consultant may have in ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, trade secrets, apparatus, developments, techniques, methods, biological processes, cell lines, laboratory notebooks and formulas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made or discovered by the Consultant (whether alone or with others) with the use of facilities or findings of any Affiliated Institution and that the Consultant is required to assign to his Affiliated Institution pursuant to the rules and regulations of such Affiliated Institution. The Consultant agrees to not knowingly use or incorporate any third party proprietary information into any Inventions or to disclose such information to Evil Empire. Upon termination of this Agreement with Evil Empire, the Consultant shall provide to Evil Empire in writing a full, signed statement of all Inventions in which the Consultant participated prior to termination of this Agreement.

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7. Confidentiality. During the Term, the Consultant will be exposed to certain information concerning Evil Empires’ research, business, Inventions, products, proposed new products, designs, clinical testing programs, manufacturing processes and techniques, customers, and other information and materials that embody trade secrets or technical or business information that is confidential and proprietary to Evil Empire and is not generally known to the public (collectively, “Confidential Information”). Confidential Information shall not include information that (i) is in the public domain on the Effective Date of this Agreement, (ii) is or was disclosed to the Consultant by a third party having no fiduciary relationship with Evil Empire and having no known obligation of confidentiality with respect to such information, (iii) is or was independently known or developed by the Consultant without reference to the Confidential Information as reasonably demonstrated by the Consultant by written records or (iv) is required by law or in a legal proceeding to be disclosed, provided that the Consultant shall give Evil Empire prior written notice of such proposed disclosure so that Evil Empire may take such legal steps as it deems appropriate to protect the Confidential Information. The Consultant hereby agrees, for a period of seven (7) years following the expiration or earlier termination of this Agreement not to disclose or make use of, or allow others to use, any Confidential Information, except to Evil Empire’s employees and representatives, without Evil Empires’ prior written consent, unless such information becomes publicly available through no fault of the Consultant. In addition, the Consultant further agrees not to make any notes or memoranda relating to the business of Evil Empire other than for the benefit of Evil Empire and not to use or permit to be used at any time any such notes or memoranda other than for the benefit of Evil Empire.

8. Injunctive Relief. The Consultant agrees that any breach of this Agreement by him could cause irreparable damage to Evil Empire and that in the event of such breach Evil Empire shall have the right to obtain injunctive relief, including, without limitation, specific performance or other equitable relief to prevent the violation of his obligations hereunder. It is expressly understood and agreed that nothing herein contained shall be construed as prohibiting Evil Empire from pursuing any other remedies available for such breach or threatened breach, including, without limitation, the recovery of damages by Evil Empire.

9. Publications. The Consultant agrees that he will not at any time during the time limitations set forth in paragraph 8 hereof, publish any Confidential Information that becomes known to him as a result of his relationship with Evil Empire which is, or pursuant to the terms hereof becomes, the property of Evil Empire or any of its clients, customers, consultants, licensors, licensees, or affiliates except to such extent as may be necessary in the ordinary course of performing in good faith his duties as an advisor of Evil Empire and with the prior written consent of Evil Empire.

During the Term and for a period of two years thereafter, the Consultant agrees to submit to Evil Empire for a period of at least thirty (30) days (the “Review Period”) a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed by the Consultant (each a “Proposed Publication”) which contains Confidential Information or discloses Inventions in sufficient time to enable Evil Empire to determine if patentable Inventions or Confidential Information would be disclosed. Nothing herein shall be construed to restrict the Consultant’s right to publish material which does not contain Confidential Information. Following the expiration of the Review Period, if Evil Empire does not notify the Consultant that the Proposed Publication discloses patentable Inventions or Confidential Information such Proposed Publication shall be deemed to be approved by Evil Empire for publication. In addition, the Consultant will cooperate with Evil Empire in this respect and will delete from the manuscript or other disclosure any Confidential Information if requested by Evil Empire and will assist Evil Empire in filing for patent protection for any patentable Inventions prior to publication or other disclosure.

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10. No Conflicting Agreements. The Consultant represents and warrants, that as of the Effective Date, he is not a party to any future commitments or obligations that conflict with this Agreement. During the Term, the Consultant will not enter into any agreement either written or oral in conflict with this Agreement and will arrange to provide Services under this Agreement in such a manner and at times that such Services will not conflict with his responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship he has at any time with any third party.

11. Other Consulting Services. During the Term, without the prior written consent of Evil Empire, the Consultant will not be employed or engaged by or otherwise render services for or on behalf of another company engaged in the Field. Evil Empire agrees that the Consultant may serve as a member of advisory boards or in a similar capacity with, and provide consulting services to, other companies in areas outside of the Field, provided that such services do not conflict or materially interfere with his Services hereunder.

12. Nonsolicitation. During the Term and for a period of one year thereafter, the Consultant, personally, will not, without Evil Empires’ prior written consent, directly solicit the employment of any employee of Evil Empire or its affiliates with whom the Consultant has had contact in connection with the relationship arising under this Agreement. Nothing in this Section 12 shall be deemed to prohibit general solicitations of employment by any Affiliated Institution.

13. Disclosure of Relationship. The Parties each shall be entitled to disclose that the Consultant is providing consulting services to Evil Empire for which he is being compensated and is on the Evil Empire AB, and Evil Empire may use the Consultant’s name, including in any business plan, press release, advertisement, prospectus or other offering document of Evil Empire or its affiliates, so long as any such usage (a) is limited to reporting factual events or occurrences only, and (b) is made in a manner that could not reasonably constitute a specific endorsement by the Consultant of Evil Empire or of any program, product or service of Evil Empire. However, Evil Empire shall not use the Consultant’s name in any press release, or quote the Consultant in any Evil Empire materials (including advertisements), or otherwise use the Consultant’s name in a manner not specifically permitted by the preceding sentence, unless in each case Evil Empire obtains in advance the Consultant’s consent. The foregoing consents shall not be unreasonably withheld or delayed by the Consultant. Notwithstanding the foregoing, if, in the opinion of Evil Empires’ counsel, Evil Empire is required by applicable law to use the Consultant’s name in a press release or governmental filing and, under the circumstances, Evil Empire is not reasonably able to obtain the advance written consent of the Consultant, as applicable, to such use, then Evil Empire may proceed without obtaining the advance written consent of the Consultant.

14. Notices. All notices and other communications hereunder shall be delivered or sent by facsimile transmission, recognized courier service, registered or certified mail, return receipt requested.

If to Evil Empire:
Evil Empire, Inc. 5313 Corbett St. Las Vegas, Nevada 89130 Attn: Sheila Cunningham Email: sheila@evilempire.com
If to the Consultant:
c/o Trendmark Inc. W7056 Penny Ln. Fond Du Lac, Wisconsin 54937 Email: btminvestments@yahoo.com

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Such notice or communication shall be deemed to have been given as of the date sent by the facsimile or delivered to a recognized courier service, or three days following the date sent by registered or certified mail.

15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns. The Consultant agrees that Evil Empire may assign this Agreement, in whole but not in part, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger, consolidation or other reorganization of Evil Empire with or into such corporations. Evil Empire also may assign this Agreement, in whole but not in part, to any person or entity controlled by, in control of, or under common control with, Evil Empire, if it obtains the prior written consent of the Consultant, which consent shall not unreasonably be withheld or delayed; provided, however, that no such assignment shall relieve Evil Empire of its liability to the Consultant hereunder. Evil Empire may not otherwise assign this Agreement without the Consultant’s prior written consent.

16. Indemnification. Evil Empire shall indemnify, defend and hold harmless the Consultant from any claim, loss, liability or expense (including reasonable attorney’s fees) incurred by him as a result of the performance of his Services hereunder in accordance with the terms hereof, a material breach by Evil Empire hereof or any gross negligence or willful misconduct by Evil Empire or its respective officers or directors in connection with this Agreement or otherwise relating to or resulting from the performance of the Services hereunder, except where such claim, loss, liability or expense is attributable primarily to the Consultant’s own gross negligence or willful misconduct.

17. Entire Agreement; Counterparts. This Agreement and the Share Exchange Agreement constitute the entire agreement among the Parties as to the subject matter hereof and supersedes all prior oral and written agreements regarding the same subject matter. No provision of this Agreement shall be waived, altered or cancelled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to conflict of law principles.

19. Enforceability. The invalidity or unenforceability of any provision hereof as to an obligation of a party shall in no way affect the validity or enforceability of any other provision of this Agreement, provided that if such invalidity or unenforceability materially adversely affects the benefits the other party reasonably expected to receive hereunder, that party shall have the right to terminate this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by limiting or reducing it or them, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

20. Construction. This Agreement has been prepared jointly and shall not be strictly construed against any party.

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21. Resolution of Disputes. Except as set forth below, any dispute arising under or in connection with any matter related to this Agreement or any related agreement shall be resolved exclusively by arbitration. The arbitration will be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association. All Parties agree to be (i) subject to the jurisdiction and venue of any arbitration or litigation in Los Angeles, California; and (ii) bound by the decision of the arbitrator as the final decision with respect to any dispute that is to be resolved by arbitration pursuant to this Agreement.

22. Further Assurances. Each party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm the requesting party’s rights hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Consulting Agreement as of the date first written above.

Evil Empire:

EVIL EMPIRE DESIGNS, INC.

By:
Name:	Sheila Cunningham
Title:	Chief Executive Officer

Consultant:

Timothy McNamer

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SCHEDULE 1

Trendmark Shareholders

Name	Number of Shares of Common Stock of Trendmark Held	Percent
Timothy McNamer	10,000	100.0%
TOTAL	10,000	100.0%

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